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                                                                    EXHIBIT 21.1




                           SUBSIDIARIES OF THE COMPANY


  The following is a list of the subsidiaries of Autoclave Engineers, Inc. The Company owns, directly or indirectly, 100% of the voting securities of each subsidiary.

                                              State of Jurisdiction
Name                                            or Incorporation
- ----                                          ---------------------
Unit Foreign Sales Corporation                    Virgin Islands
Unit Instruments, Inc.                              California
Unit Instruments Ireland Limited                     Ireland
Unit Instruments Japan, Inc.                          Japan
Unit Instruments, GmbH                               Germany
Unit Instruments Korea Ltd.                        South Korea